Exhibit 99.1

Chattem Reports Increase in Revenues and Earnings for the Second Quarter and First Six Months of Fiscal 2008

CHATTANOOGA, Tenn.--(BUSINESS WIRE)--July 10, 2008--Chattem, Inc. (NASDAQ: CHTT), a leading marketer and manufacturer of branded consumer products, today announced financial results for the second fiscal quarter and six months ended May 31, 2008.

“The continued strength of our Big 6 brands, ACT®, Gold Bond®, Icy Hot®, Cortizone-10®, Selsun® and Unisom®, behind effective advertising, and the early results of the 2008 new product introductions has maintained our positive momentum and put us in a strong position for the second half of fiscal 2008,” said Zan Guerry, Chairman and Chief Executive Officer of Chattem. “Our revenue growth of 11% for the first six months was driven by ACT, Gold Bond, Unisom, Icy Hot and Selsun, and an additional month of revenue from the five brands acquired from Johnson & Johnson on January 2, 2007. Gross margins continued to improve and we utilized our free cash flow to reduce outstanding debt and repurchase our common stock,” Guerry also highlighted.

FIRST SIX MONTHS FINANCIAL RESULTS

Total revenues for the first six months of fiscal 2008 were $237.5 million compared to total revenues of $213.8 million in the prior year period, representing an 11% increase. Revenue growth for the first half of fiscal 2008 was led by the five acquired brands and strong sales growth from Gold Bond, Icy Hot, Selsun and Aspercreme®. Offsetting these increases was a reduction in sales of Dexatrim® due to increased competition in the diet aid category, Icy Hot Heat Therapy as a result of our voluntary recall of the product in our first fiscal quarter of 2008 and Icy Hot Pro Therapy® resulting from decreased distribution. Excluding the impact of Icy Hot Heat Therapy and Icy Hot Pro Therapy and the additional one month of revenue from the five acquired brands, total revenues increased 9% in the first six months of fiscal 2008 compared to the prior year period.

Net income in the first six months of fiscal 2008 was $35.6 million, compared to $28.6 million in the prior year period, and earnings per share were $1.82, compared to $1.48 in the prior year period. Net income in the first six months of fiscal 2008 included a loss on early extinguishment of debt, employee stock option expenses under SFAS 123R and non-recurring expenses related to the voluntary recall of Icy Hot Heat Therapy. Net income in the first six months of fiscal 2007 included a loss on early extinguishment of debt and employee stock option expenses under SFAS 123R. As adjusted to exclude these items, net income in the first six months of fiscal 2008 was $41.5 million, compared to $31.7 million in the prior year period, and earnings per share were $2.12, compared to $1.65 in the prior year period, an increase of 28%.

SECOND QUARTER FINANCIAL RESULTS

Total revenues for the second quarter of fiscal 2008 were $116.7 million compared to total revenues of $113.0 million in the prior year quarter, representing a 3% increase. Revenue growth for the quarter was driven by strong sales of ACT, Icy Hot, Gold Bond, Unisom and Cortizone-10. These sales increases were offset by lower sales of Bullfrog®, Dexatrim, Icy Hot Heat Therapy and Icy Hot Pro Therapy. Excluding the impact of Icy Hot Heat Therapy and Icy Hot Pro Therapy, total revenues increased 6% in the second quarter of fiscal 2008 compared to the prior year quarter.

Net income for the second quarter of fiscal 2008 was $20.7 million, up 39%, compared to net income of $14.9 million in the prior year quarter. Earnings per share for the second quarter were $1.06, up 38%, compared to $0.77 in the prior year quarter. Net income in the second quarter of fiscal 2008 included employee stock option expenses under SFAS 123R. Net income in the second quarter of fiscal 2007 included employee stock option expenses under SFAS 123R and a loss on early extinguishment of debt. As adjusted to exclude these items, net income in the second quarter of fiscal 2008 was $21.5 million, or $1.10 per share, compared to $17.3 million, or $0.89 per share, in the prior year quarter, up 24% for both net income and earnings per share as compared to the prior year.

KEY HIGHLIGHTS

  Gross margin for the second quarter of fiscal 2008 was 72.0%, compared to 68.9% in the prior year quarter. For the first six months of fiscal 2008 gross margin was 71.6% compared to 69.1% for the prior year period. The gross margin increase was largely attributable to the integration of the manufacturing of certain of the brands acquired from Johnson & Johnson in January 2007. To partially offset cost increases, effective April 18, 2008 the Company implemented a 5% price increase on approximately 15% of its domestic volume across various brands.
  Advertising and promotion expense (A&P) in the second quarter of fiscal 2008 increased by $0.5 million to $30.2 million, or 25.9% as a percentage of total revenues for the second quarter of fiscal 2008, as compared to 26.2% in the prior year quarter. For the first six months of fiscal 2008 A&P expense increased by $6.2 million to $64.7 million, from $58.5 million in the prior year period, but remained consistent at 27.3% of total revenues.
  Selling, general and administrative expenses (SG&A) in the second quarter of fiscal 2008 increased by $0.9 million to $15.2 million or 13.0% as a percentage of total revenues for the second quarter of fiscal 2008, as compared to 12.7% in the prior year quarter. SG&A increased by $3.9 million during the first six months of fiscal 2008 to $30.7 million or 12.9% as a percentage of total revenues, as compared to 12.5% for the first six months of fiscal 2007. In the second quarter and first six months of fiscal 2008, the Company absorbed transition services costs similar to those paid to Johnson & Johnson related to freight and administrative costs that were recorded as acquisition expenses in the second quarter and first six months of fiscal 2007.
  Earnings before interest, taxes, depreciation and amortization (EBITDA) excluding one-time product recall expenses was $41.3 million, or 35.4% of total revenues, for the second quarter of fiscal 2008, up 14.7%, as compared to $36.0 million, or 31.8% of total revenues, for the prior year quarter. EBITDA excluding one-time product recall expenses was $80.2 million, or 33.8% of total revenues, for the first six months of fiscal 2008, up 21.3%, compared to $66.1 million, or 30.9% of total revenues, for the first six months of fiscal 2007.
  Interest expense decreased $1.8 million in the second quarter of fiscal 2008 as compared to the prior year quarter and $2.4 million for the first six months of fiscal 2008 as compared to the same year ago period reflecting the use of free cash flow to repay debt.
  In the second quarter of fiscal 2008, the Company repurchased 183,681 shares of the Company’s common stock for approximately $12.3 million, or an average cost of $67.04 per share. Subsequent to May 31, 2008 and through July 9, 2008, the Company purchased an additional 230,900 shares of the Company’s common stock for approximately $13.8 million, or $59.65 per share. During fiscal 2008, the Company has repurchased a total of 418,281 shares of the Company’s common stock for approximately $26.3 million, or $62.94 per share.

FISCAL 2008 GUIDANCE

The Company currently expects earnings per share in fiscal 2008 to be in the range of $4.00 - $4.20, trending toward the upper end of this range, excluding the non-cash stock option expense under SFAS 123R of $0.21 per share, any non-cash loss on debt extinguishment, which was $0.02 per share in the first six months of fiscal 2008, and the estimated $0.20 per share impact of the non-recurring recall expenses recorded in connection with the Company’s February 8, 2008 voluntary recall of its air activated Icy Hot Heat Therapy patch product.

NON-GAAP FINANCIAL MEASURES

In addition to presenting financial results in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, this earnings release also presents certain non-GAAP financial measures, including adjusted net income, adjusted earnings per share, EBITDA, EBITDA excluding one-time product recall expenses and free cash flow. A reconciliation of adjusted net income, EBITDA and EBITDA excluding one-time product recall expenses to net income reported in accordance with GAAP for the fiscal second quarter and first six months of fiscal 2008 and fiscal 2007 is provided in the unaudited consolidated statements of income attached hereto. As discussed in this release, the Company defines free cash flow as cash flows from operations less capital expenditures. A reconciliation of free cash flow to cash flows from operations reported in accordance with GAAP is presented in the unaudited financial statements attached hereto. Chattem believes these non-GAAP financial measures provide both management and investors with additional insight into the Company’s operational strength and ongoing operating performance. These non-GAAP financial measures should be considered in conjunction with, but not as a substitute for, the financial information presented in accordance with U.S. GAAP. See the accompanying Form 8-K under which this earnings release is furnished to the Securities and Exchange Commission for further discussion of the utility of these non-GAAP measures and the purposes for which they are used by management.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include the estimated product recall expenses and the fiscal 2008 earnings per share guidance. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to the expected impact of the product recall on sales of other topical analgesic products, the amount of the estimated product recall expenses and the risk factors disclosed in our Annual Report on Form 10-K for the year ended November 30, 2007, as added or revised by our subsequent Quarterly Reports on Form 10-Q, under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of these in light of new information or future events.

WEBCAST

Chattem will provide an online Web simulcast and rebroadcast of its fiscal second quarter 2008 conference call. The live broadcast of the call will be available online at www.chattem.com and www.streetevents.com today, Thursday July 10, 2008 beginning at 9:00 a.m. ET. The online replay will follow shortly after the call and be available through July 17, 2008. Please note that the webcast requires Windows Media Player. For additional information please contact Robert Long, Vice President, Finance at 423-821-2037 x3450.

ABOUT CHATTEM

Chattem, Inc. is a leading marketer and manufacturer of a broad portfolio of branded OTC healthcare products, toiletries and dietary supplements. The Company’s products target niche market segments and are among the market leaders in their respective categories across food, drug and mass merchandisers. The Company’s portfolio of products includes well-recognized brands such as Icy Hot, Gold Bond, Selsun Blue, ACT, Cortizone-10 and Unisom. Chattem conducts a portion of its global business through subsidiaries in the United Kingdom, Ireland and Canada. For more information, please visit the Company’s website: www.chattem.com.

CHATTEM, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended May 31,		For the Six Months Ended May 31,

	2008	2007	2008	2007

REVENUES	$ 116,716	$ 112,964	$ 237,489	$ 213,795

COSTS AND EXPENSES:
Cost of sales	32,641	35,095	67,374	66,075
Advertising and promotion	30,247	29,664	64,743	58,451
Selling, general and administrative	15,186	14,311	30,652	26,722
Product recall expenses	-	-	6,043	-
Acquisition expenses	-	886	-	2,057
Total costs and expenses	78,074	79,956	168,812	153,305

INCOME FROM OPERATIONS	38,642	33,008	68,677	60,490

OTHER INCOME (EXPENSE):
Interest expense	(6,565)	(8,319)	(13,117)	(15,555)
Investment and other income, net	116	291	253	884
Loss on early extinguishment of debt	-	(2,219)	(526)	(2,219)
Total other income (expense)	(6,449)	(10,247)	(13,390)	(16,890)

INCOME BEFORE INCOME TAXES	32,193	22,761	55,287	43,600

PROVISION FOR INCOME TAXES	11,461	7,853	19,682	15,042

NET INCOME	$ 20,732	$ 14,908	$ 35,605	$ 28,558

DILUTED SHARES OUTSTANDING	19,518	19,359	19,592	19,237

NET INCOME PER COMMON SHARE (DILUTED)	$ 1.06	$ 0.77	$ 1.82	$ 1.48

NET INCOME (EXCLUDING DEBT EXTINGUISHMENT, SFAS 123R EXPENSE AND PRODUCT RECALL EXPENSES) PER COMMON SHARE (DILUTED):

Net income	$ 20,732	$ 14,908	$ 35,605	$ 28,558
Add:
Loss on early extinguishment of debt	-	2,219	526	2,219
SFAS 123R expense	1,241	1,428	2,580	2,632
Product recall expenses	-	-	6,043	-
Provision for income taxes	(442)	(1,259)	(3,257)	(1,674)

Net income (excluding debt extinguishment, SFAS 123R expense and product recall expenses)	$ 21,531	$ 17,296	$ 41,497	$ 31,735

Net income (excluding debt extinguishment, SFAS 123R expense and product recall expenses) per common share (diluted)
	$ 1.10	$ 0.89	$ 2.12	$ 1.65

EBITDA RECONCILIATION (EXCLUDING PRODUCT RECALL EXPENSES):

Net income	$ 20,732	$ 14,908	$ 35,605	$ 28,558
Add:
Provision for income taxes	11,461	7,853	19,682	15,042
Interest expense, net (includes loss on early extinguishment of debt)	6,449	10,247	13,390	16,890
Depreciation and amortization (including SFAS 123R expense, less amounts included in interest)	2,682	2,951	5,459	5,597
EBITDA	$ 41,324	$ 35,959	$ 74,136	$ 66,087
Product recall expenses	-	-	6,043	-
EBITDA (excluding product recall expenses)	$ 41,324	$ 35,959	$ 80,179	$ 66,087

Depreciation & amortization (including SFAS 123R expense)	$ 3,338	$ 3,677	$ 6,796	$ 6,910
Capital expenditures	$ 1,195	$ 1,127	$ 2,466	$ 1,580

CASH FLOWS FROM OPERATIONS:	For the Six Months Ended May 31,

	2008	2007

Net Income	$ 35,605	$ 28,558
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,216	4,278
Deferred income taxes	8,898	6,647
Tax benefit realized from stock options exercised	(1,855)	(3,966)
Stock-based compensation expense	2,580	2,632
Loss on early extinguishment of debt	526	2,219
Other, net	135	117
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(11,692)	(21,976)
Inventories	906	3,255
Refundable income taxes	-	2,475
Prepaid expenses and other current assets	(180)	1,130
Accounts payable and accrued liabilities	(7,850)	18,006
Net cash provided by operating activities	$ 31,289	$ 43,375

FREE CASH FLOW RECONCILIATION:

Net cash provided by operating activities	$ 31,289	$ 43,375
Less: Capital expenditures	(2,466)	(1,580)
Free cash flow	$ 28,823	$ 41,795

Statements in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks, uncertainties and assumptions that could cause actual outcomes and results to differ materially from those expressed or projected.

CHATTEM, INC.
SELECTED SUMMARY FINANCIAL DATA
(In thousands)
(Unaudited)

SELECTED INCOME STATEMENT DATA:

The following table sets forth, for the periods indicated, certain items from our Consolidated Statements of Income expressed as a percentage of total revenues:

	For the Three Months Ended		For the Six Months Ended
	May 31, 2008	May 31, 2007	May 31, 2008	May 31, 2007

TOTAL REVENUES	100%	100%	100%	100%

COSTS AND EXPENSES:
Cost of sales	28.0	31.1	28.4	30.9
Advertising and promotion	25.9	26.2	27.3	27.3
Selling, general and administrative	13.0	12.7	12.9	12.5
Product recall expenses	-	-	2.5	-
Acquisition costs	-	0.8	-	1.0
Total costs and expenses	66.9	70.8	71.1	71.7

INCOME FROM OPERATIONS	33.1	29.2	28.9	28.3

OTHER INCOME (EXPENSE):
Interest expense	(5.6)	(7.4)	(5.5)	(7.3)
Investment and other income, net	0.1	0.3	0.1	0.4
Loss on early extinguishment of debt	-	(2.0)	(0.2)	(1.0)
Total other income (expense)	(5.5)	(9.1)	(5.6)	(7.9)

INCOME BEFORE INCOME TAXES	27.6	20.1	23.3	20.4

PROVISION FOR INCOME TAXES	9.8	6.9	8.3	7.0

NET INCOME	17.8%	13.2%	15.0%	13.4%

SELECTED BALANCE SHEET DATA:	May 31, 2008	May 31, 2007

Cash and cash equivalents	$ 11,975	$ 12,657
Accounts receivable, net	$ 55,445	$ 51,828
Inventories	$ 42,384	$ 34,225
Accounts payable, accrued liabilities and bank overdraft
	$ 38,004	$ 46,075

Senior bank debt	$ 154,188	$ 204,000
Subordinated debt	332,500	332,500
Total debt	$ 486,688	$ 536,500

SHARE REPURCHASE DATA:	For the Three Months Ended		For the Six Months Ended
	May 31, 2008	May 31, 2007	May 31, 2008	May 31, 2007

Shares repurchased	183	-	187	-
Cash paid for share repurchases	$ 12,314	$ -	$ 12,554	$ -

SUMMARY OF NET SALES:

Net sales by domestic product category and total international for the second quarter of fiscal 2008, as compared to the corresponding period in fiscal 2007, were as follows:

			Increase (Decrease)
	2008	2007	Amount	Percentage
Medicated skin care	$ 34,471	$ 31,595	$ 2,876	9%
Topical pain care(1)	24,772	24,927	(155)	(1%)
Oral care	15,415	13,731	1,684	12%
Internal OTC's	13,274	12,014	1,260	10%
Medicated dandruff shampoos	8,707	8,339	368	4%
Dietary supplements	5,133	6,824	(1,691)	(25%)
Other OTC and toiletry products	6,919	8,788	(1,869)	(21%)

Total Domestic	108,691	106,218	2,473	2%
International revenues (including royalties)	8,025	6,746	1,279	19%

Total Revenues	$ 116,716	$ 112,964	$ 3,752	3%

Net sales by domestic product category and total international for the six months of fiscal 2008, as compared to the corresponding period in fiscal 2007, were as follows:

			Increase (Decrease)
	2008	2007	Amount	Percentage
Medicated skin care	$ 72,124	$ 59,427	$ 12,697	21%
Topical pain care(1)	50,087	52,153	(2,066)	(4%)
Oral care	31,187	22,218	8,969	40%
Internal OTC's	24,484	20,463	4,021	20%
Medicated dandruff shampoos	19,286	18,636	650	3%
Dietary supplements	10,507	14,854	(4,347)	(29%)
Other OTC and toiletry products	12,331	13,090	(759)	(6%)

Total Domestic	220,006	200,841	19,165	10%
International revenues (including royalties)	17,483	12,954	4,529	35%

Total Revenues	$ 237,489	$ 213,795	$ 23,694	11%

(1) Includes Icy Hot Heat Therapy and Icy Hot Pro Therapy

CONTACT:
Chattem, Inc.
Robert Long, Vice President, Finance, 423-821-2037 x3450